EXHIBIT 99.1

press release

For further information contact:

John Hatsopoulos, American DG Energy

Telephone: 781.522.6020

American DG Energy Reports 2008 Second Quarter Financial Performance

Core On-Site Utility Energy Business Revenues Grew 87%

WALTHAM, Mass. – August 12, 2008 – American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported that revenues increased by 22% to $2,152,219 in the second quarter of 2008, over revenues of $1,768,292 in the second quarter of 2007. GAAP diluted earnings per share (EPS) were $(0.02) in the second quarter of 2008 compared to $(0.00) for the same period in 2007, and GAAP operating income was a loss of $(486,357) in the second quarter of 2008, compared to a loss of $(35,745) for the same period in 2007.

Second quarter highlights:

•	Total revenues increased by 22%
•	Core On-Site Utility Energy revenues increased by 87%

“We are pleased to report the continued growth of our business in the second quarter of 2008,” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy.  “Our core On-Site Utility energy business continues to exhibit rapid growth.  It is our preferred method to market and, with long term contracts, the recurring jewel of our company.  In fact, our On-Site Utility energy business grew by 87% and its gross margins excluding depreciation continued to show strength reaching 27%.  However, during the second quarter, our operating income was negatively affected by losses on two turn-key installation projects that we aggressively pursued to enter a new market.  These are one-time events and had no affect on our On-Site Utility energy business.  We occasionally perform turn-key installations, where we receive most of the payment upfront, based on specific requests from customers.”

American DG Energy will hold its earnings conference call today, August 12, at 12:30 p.m. Eastern Time.  To listen, dial (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S.  Participants should reference American DG Energy to access the call.  This earnings press release will be available on the Company web site at www.americandg.com in the “Investors” section under “News Releases.”  The earnigs call will be available for playback through Monday, August 18, 2008.  To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use Playback Code 421980.

About American DG Energy

American DG Energy (OTC.BB: ADGE) supplies low-cost energy to its customers through distributed power generating systems. The company is committed to providing institutional, commercial, and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

# # #

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

American DG Energy Inc.

45 First Avenue • Waltham, MA 02451
phone: 781.522.6000 • fax: 781.522.6050
www.americandg.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the Three Months Ended June 30, 2008 and June 30, 2007

	Three Months Ended
	June 30, 2008	June 30, 2007
	(UNAUDITED)	(UNAUDITED)

Net Sales	$2,152,219	$1,768,292

Cost of sales
Fuel, maintenance & installation	1,907,857	1,253,809
Depreciation expense	132,300	97,207
	2,040,157	1,351,016
Gross profit	112,062	417,276

Operating expenses
General and administrative	385,063	332,589
Selling	134,242	44,160
Engineering	79,114	76,272
	598,419	453,021
Loss from operations	(486,357)	(35,745)

Other income (expense)
Interest & other income	34,876	80,692
Interest expense	(118,897)	(121,500)
	(84,021)	(40,808)

Net loss before minority interest	(570,378)	(76,553)

Minority interest, net of taxes	(89,209)	(58,589)
Provision for income taxes	(20,315)	—
Net loss	$(679,902)	$(135,142)

Net loss per share - basic and diluted	$(0.02)	$(0.00)

Weighted average shares outstanding - basic and diluted	33,422,348	32,553,543

Non-GAAP financial disclosure
Loss from operations	$(486,357)	$(35,745)
Depreciation expense	132,300	97,207
Stock based compensation	78,811	81,766
Adjusted loss from operations	$(275,246)	$143,228

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the Six Months Ended June 30, 2008 and June 30, 2007

	Six Months Ended
	June 30,	June 30,
	2008	2007
	(UNAUDITED)	(UNAUDITED)

Net Sales	$3,669,171	$2,998,335

Cost of sales
Fuel, maintenance & installation	2,984,944	2,199,370
Depreciation expense	248,001	189,850
	3,232,945	2,389,220
Gross profit	436,226	609,115

Operating expenses
General and administrative	733,950	616,273
Selling	249,092	159,614
Engineering	180,961	140,483
	1,164,003	916,370
Loss from operations	(727,777)	(307,255)

Other income (expense)
Interest & other income	82,782	144,601
Interest expense	(239,397)	(243,000)
	(156,615)	(98,399)

Net loss before minority interest	(884,392)	(405,654)

Minority interest, net of taxes	(171,344)	(105,216)
Provision for income taxes	(48,928)	—
Net loss	$(1,104,664)	$(510,870)

Net loss per share - basic and diluted	$(0.03)	$(0.02)

Weighted average shares outstanding - basic and diluted	33,193,284	30,383,044

Non-GAAP financial disclosure
Loss from operations	$(727,777)	$(307,255)
Depreciation expense	248,001	189,850
Stock based compensation	174,451	128,039
Adjusted loss from operations	$(305,325)	$10,634

CONDENSED CONSOLIDATED BALANCE SHEETS

as of June 30, 2008 and December 31, 2007

	June 30,	December 31,
	2008	2007
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$3,492,882	$5,057,482
Short-term investments	684,183	—
Accounts receivable, net	865,732	693,818
Unbilled revenue	197,392	—
Due from related party, current	473,036	420,374
Prepaid and other current assets	154,134	77,853
Total current assets	5,867,359	6,249,527

Property, plant, and equipment, net	6,059,970	5,291,310

Accounts receivable, long- term	45,770	73,411
Due from related party, long-term	—	150,000
TOTAL ASSETS	11,973,099	11,764,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	690,510	354,091
Accrued expenses and other current liabilities	362,100	339,740
Due to affiliate	80,279	—
Total current liabilities	1,132,889	693,831

Convertible debentures	5,875,000	6,025,000
Total liabilities	7,007,889	6,718,831

Minority interest	1,104,292	1,058,786

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 33,919,496 and 32,805,924 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	33,919	32,806
Additional paid- in- capital	12,372,127	11,394,289
Accumulated deficit	(8,545,128)	(7,440,464)
Total Stockholders’ Equity	3,860,918	3,986,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,973,099	$11,764,248